Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made by and between Silver Bow Mining Corp. (“SBM”) (together with its successors and assigns), a body corporate incorporated pursuant to the laws of British Columbia, Canada and SBM Montana LLC (“SBMM”) (together with its successors and assigns), a Delaware limited liability company (collectively referred to as the “Company” or the “Companies”) and Doug Stiles, a resident of Washington (“Executive”) and is effective as of February 17, 2026 (the “Effective Date”). Companies and Executive are each a “Party” and collectively, are the “Parties.”

RECITALS

WHEREAS, The Company is involved in the business of acquiring, exploring and developing natural resource properties in Butte-Silver Bow, Montana;

WHEREAS, The Executive has North American and international expertise and experience in the business carried on by the Company;

WHEREAS, the Company desires to employ the services of the Executive;

WHEREAS, Executive desires to be employed by the Company pursuant to the terms, conditions, and mutual obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Nature and Capacity of Employment.

1.1.       Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”) from the Effective Date, unless earlier terminated in accordance with the provisions of Section 5. Upon the expiration of the Term or upon a Change of Control (as defined in Section 2.8.2), whichever occurs first, Executive’s employment shall automatically convert to at-will employment, subject to the remaining terms of this Agreement, including without limitation the severance and Change of Control provisions set forth in Sections 2.7 and 5.

1.2.       Employment. During his employment, Executive will serve as Vice President of Regulatory and External Affairs of the Company. Executive will render such mine operations and administrative management services as are consistent with Executive’s role and such other reasonable and consistent duties as may be assigned to Executive by SBM’s Chief Executive Officer or Board of Directors (the “Board”). The Parties agree that if it is necessary or helpful, Executive’s employment may be designated through SBMM or any other US subsidiary of SBM that may be formed or acquired from time to time.

1.3.       Concurrent Employment. The Company acknowledges and consents to Executive’s concurrent employment with Lion Copper and Gold Corp (“Lion Copper”). Executive shall be permitted to continue such employment during the Term of this Agreement, provided that such concurrent employment does not materially interfere with Executive’s duties and responsibilities to the Company. Executive shall promptly notify the Company of any material change in the nature or scope of his role with Lion Copper. Notwithstanding the foregoing, Executive shall devote sufficient professional time and attention to the business and affairs of the Company to fulfill his obligations under this Agreement.

1.4.       Duties and Responsibilities. Executive will perform the duties outlined in this Agreement and in the Position Description (Exhibit 1), and other duties as the Companies may reasonably assign.

1.4.1.	Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth in Section 1.3, agrees to devote all of his or her professional time and attention to the business and affairs of the Company.

1.4.2.	Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s code of conduct and ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

The Company may modify Executive’s officer role and responsibilities from time to time. Any such modification of title, role, or responsibilities shall not constitute Good Reason under this Agreement. Executive shall perform such duties as are customarily associated with their then-current role and such other duties as may reasonably be assigned.

2.	Compensation and Benefits.

2.1.       Annual Base Salary. As of the Effective Date, Executive’s annualized gross base salary shall be US$120,000 (the “Base Salary”), subject to applicable taxes and withholding, which salary shall be earned by Executive on a pro rata basis as Executive performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices.

2.2.       Performance Bonus. The Board, in its sole and absolute discretion, may award Executive a performance bonus for any fiscal year during the Term, payable in cash, shares, stock options, or any combination thereof. Any such bonus shall be determined by the Board based on such criteria as the Board deems appropriate. The payment of any bonus in one year shall not create any right or expectation of a bonus in any subsequent year. For the avoidance of doubt, nothing in this Agreement shall be construed to guarantee or obligate the Company to pay any performance bonus to Executive.

2.3.       Signing Bonus. Within thirty (30) days following the Effective Date, the Company shall pay Executive a one-time signing bonus in the gross amount of US$5,000, subject to applicable taxes and withholdings.

2.4.       Stock Options. Subject to the approval of the Board and pursuant to the Company’s Long Term Incentive Plan (the “Plan”), and at the time of the next granting of any stock options by the Company, the Company shall grant Executive 36,000 stock options of the Company with an exercise price equal to the fair market value per share as determined by the Board on the date of grant. These stock options shall vest one-third on the first anniversary of the grant, and one-third on each subsequent anniversary, subject to continued services and shall otherwise be subject to the terms and conditions of the Plan and the relevant award agreement.

All equity awards will be subject to the Company’s insider trading policies and applicable securities-law restrictions, and full terms will be set forth in the relevant plan and award documentation.

2.5.       Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, or as otherwise required under applicable law.

2.6.       Other Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other employee benefits and policies made available by the Company to its employees generally. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific employee benefits in which Executive may participate, and that the terms and provisions of any Company benefit plans or policies are matters within the exclusive province of the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law. The Executive shall be entitled to vacation each year in accordance with the applicable policies of the Company.

2.7.	Change of Control.

2.7.1.       For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)	a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving SBM and any one or more of its affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of SBM immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully- diluted basis) of SBM or its successor;

(b)	the sale, transfer, or other disposition of more than 50% interest in the Butte Project to a person other than an affiliate of the Company;

(c)	a resolution is adopted to wind-up, dissolve or liquidate SBM;

(d)	The acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of more than 50% of the voting power of SBM’s outstanding securities;

(e)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of SBM or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

3.	Indemnification.

3.1.	Indemnification of Executive. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

4.	Confidential Information.

4.1.       Nondisclosure. To the extent permitted by applicable law, Executive shall not, either before or after the termination of his employment, use or disclose the Company’s Confidential Information except on behalf of, or as part of his services to, the Company. As used in this Agreement, “Confidential Information” means non-public, confidential, or proprietary information, including, but not limited to trade secrets, regarding the Company’s business, policies, methods, scientific data, or information that is known to Executive as a result of his employment with the Company. Confidential Information shall not include information that is generally available to the public through no fault of Executive or information that subsequently becomes publicly available through no fault of Executive.

4.2.       U.S. Defend Trade Secrets Act. Executive acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Company. Executive understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys’ fees.

4.3.       Limited Exceptions. Notwithstanding any other provision of this Agreement, Executive may disclose the Company’s Confidential Information, including trade secrets, as follows: (a) in the course of Executive’s reasonable provision of services to the Company; (b) as required pursuant to any applicable law or the order of a court or any regulatory body; (c) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (d) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to create liability for any disclosure expressly allowed by law. Further, nothing in this Agreement is intended to, or prohibit Executive from disclosing or discussing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.

4.4.       Return and Destruction. Upon the termination of Executive’s employment for any reason, Executive agrees to promptly return to the Company or, if requested by the Company, destroy all documents, records, software, and other materials containing or reflecting Confidential Information, whether in written, electronic, or other form, and all copies thereof, in Executive’s possession or control. Upon request of the Company, Executive shall certify in writing to the Company that he has complied with this obligation within seven (7) days of the termination of his employment.

4.5.       Remedies. Executive agrees that disclosure by him of the Company’s Confidential Information in violation of this Section 4 may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right and may, without objection from Executive, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by Executive of the provisions of this Section 4.

5.	Termination and Potential Severance.

5.1.       Termination of Employment. Executive’s employment hereunder may be terminated by the Company with or without Cause (as defined in Section 5.2.1 below) or by Executive with or without Good Reason (as defined in Section 5.2.2 below); provided that either party shall provide the other party with at least sixty (60) days’ advance written notice of any termination of Executive’s employment. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5.

5.2.	Definitions.

5.2.1.       For purposes of this Agreement, “Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (b) intentional conduct by Executive which is demonstrably injurious to the Company that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (c) fraud, misappropriation or embezzlement by Executive; or (d) Executive’s conviction of a felony crime or a crime of moral turpitude; or (e) Executive’s death; or (f) Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred eighty (180) consecutive days.

5.2.2.       For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (a) a reduction in Executive’s Base Salary; (b) a material breach of this Agreement by the Company; (c) or the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

5.3.       Termination with Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company with Cause (as defined in Section 5.2.1 above) or Executive resigns without Good Reason (as defined in Section 5.2.2 above), Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the date of such termination; (b) any earned but unpaid bonus with respect to any completed calendar year immediately preceding the date of such termination; and (c) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

5.4.       Severance Benefits Upon Termination without Cause or Resignation with Good Reason. In the event that Executive’s employment is terminated by the Company without Cause (as defined in Section 5.2.1 above) or Executive resigns with Good Reason (as defined in Section 5.2.2 above), and provided that Executive executes and does not revoke a general release of all claims against the Company and its affiliates, officers, directors, and employees in a form reasonably satisfactory to the Company (the “Release”) within twenty- one (21) days following the date of termination (or forty-five (45) days if required under applicable law), the Company shall provide Executive the following severance benefits (collectively, the “Severance Benefits”): (a) Executive shall be paid lump-sum severance pay in a gross amount, before applicable withholdings, equal to six (6) months of Executive’s ending Base Salary, which shall be paid within three (3) weeks following the effective date of the Release, and (b) the Company shall reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the date of termination, subject to the Company’s expense reimbursement policies and procedures.

6.       409A Savings. All references herein to the termination of Executive’s employment shall mean a “separation from service” within the meaning of Treasury Regulation Section l .409A-l(h). The terms of this Agreement shall be construed and shall be paid in such as manner as to satisfy an exception to, or be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”). To the extent (a) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A and (b) Executive is deemed at the time of Executive’s termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A) with the Company; or (ii) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision will be paid to Executive or Executive’s beneficiary in one lump sum. Each payment of termination benefits payable to Executive shall be considered a separate payment, as described in Treas. Reg. §1.409A-2(b)(2), for purposes of Section 409A. If Executive is entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and Executive’s right to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment. Notwithstanding the foregoing, the Company makes no representations with respect to Section 409A, the Company shall not have any liability to Executive for any taxes, penalties, interest or other expenses that Executive may incur on account of non-compliance with Section 409A.

7.	Miscellaneous.

7.1.       Integration. This Agreement, and any agreements, documents, or exhibits referenced herein, contains the entire agreement and understanding of the Parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties with regard to the subject matter of this Agreement.

7.2.       Applicable Law; Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the state of Montana, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder shall be in the state of Montana, whether or not such venue is or subsequently becomes inconvenient, and Executive, SBM, and SBMM consent to the exclusive personal jurisdiction of the courts of the state of Montana and/or the United States District Court for the District of Montana.

7.3.       Dispute Resolution. Except for the right of the Company and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes, including but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act, and the Age Discrimination in Employment Act. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

7.3.1.	Mediation. The Company and Executive will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Butte, Montana before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then- current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the Parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, the Company and Executive and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or Executive may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by the Company and Executive, unless the Company agrees to pay all such fees.

7.3.2.	Arbitration. If any claim or dispute has not been resolved in accordance with Section 7.3.1, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If the Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in this Section and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of this Section and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section. To the extent permitted by applicable law, the arbitrator’s fees will be paid in equal portions by the Company and Executive, unless the Company agrees to pay all such fees.

In accordance with federal law, nothing in this Agreement requires that Executive arbitrate claims relating to or regarding sexual assault or sexual harassment.

7.4.       Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

7.5.       Binding Effect. This Agreement is personal in nature to Executive and Executive shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

7.6.       Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	if to the Company, to the address of its then principal offices; or

(b)	if to Executive, to the address last shown in the records of the Company.

7.7.       Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

7.8.       Severability; “Blue Pencil.” If any part of this Agreement is found to be invalid, the rest of the Agreement will still be enforceable. If any provision is deemed overly broad, a court may limit it to the extent necessary for enforceability.

7.9.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the signatures below.

DOUG STILES

Date:	2/16/2026

SILVER BOW MINING CORP.

Date:	2/16/2026
By

		Its	CEO

SBM MONTANA LLC

Date:	2/16/2026
By

		Its	manager

Exhibit 1

Position Description

●	Primary liaison with EPA Region 8 on Superfund matters affecting Company operations

●	Coordinate with Atlantic Richfield/BP on remediation activities, repository siting, and corridor work impacting mine access and infrastructure

●	Manage Montana DEQ permitting — hard rock operating permits, exploration licenses, MPDES, air quality, and MEPA compliance

●	Butte-Silver Bow government relations, land use, and zoning approvals

●	Participate in Superfund public engagement and community advisory processes

●	Water rights management

●	Local and state government relations — Butte-Silver Bow, Montana Legislature, and mining policy advocacy

●	Community relations, media inquiries, and public communication regarding mining activities

●	Investor relations support for environmental and regulatory matters, including site visits and securities disclosures

●	Assist the Company in regulatory, environmental, and stakeholder negotiations that arise from time to time

●	Serve as the Company’s representative at the Montana Mining Association